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                                                             Exhibit (a)(1)(K)

To AMCC Optionholder:

In response to a request made by the Securities and Exchange Commission, the expiration of the Stock Option Exchange Program has been extended from 5:00 p.m. Pacific Standard Time on November 27, 2001 to 12:00 midnight Pacific Standard Time on November 27, 2001. All other terms of the Stock Option Exchange Program remain the same. Please visit the AMCC intranet located at http://cww/Stock/ to
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access a supplement to the Offer to Exchange which reflects this change.